Exhibit 15.1

Onestop Assurance PAC 10 Anson Road #13-09 International Plaza Singapore 079903 Tel: 9644 9531 Email: audit@onestop-ca.com Website: www.onestop-ca.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (No. 333-223951) on Form S-8 and in Registration Statements (No. 333-250020 and 333-252434) on Form F-3s of our report dated July 30, 2024, relating to the consolidated financial statements of Akso Health Group and subsidiaries (the “Company”), appearing in this Annual Report on Form 20-F for the year ended March 31, 2024. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern and emphasise of matter regarding significant transactions with related parties.

/s/ OneStop Assurance PAC

Singapore
July 30, 2024